The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.49

3055 Lebanon Pike

Nashville, TN 37214

615.932.3000 phone

www.changehealthcare.com

01.31.2018

Thomas Laur

[address]

Dear Thomas:

This letter will confirm the terms of your offer of employment with Change Healthcare Operations LLC, and/or its affiliates (the “Company”). It is anticipated that your first day of employment with the Company will be March 5, 2018. Such terms are as follows:

1. Position and Responsibilities. You will be a full time exempt employee and will serve in the position of EVP & President, Technology Enabled Services for Change Healthcare. You will be based out of the Change Healthcare office located in Newton, MA. You will report to Neil de Crescenzo, or other person as may be designated by the Company from time to time. You will assume and discharge all responsibilities commensurate with such position and as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you may be required to travel in connection with the performance of your duties.

2. Compensation.

(a)	In consideration of your services, you will be paid an annual rate of $500,000.00, on a biweekly basis, payable in accordance with the Company’s prevailing payroll practices.

(b)

You will receive a target bonus of 85% of your annual base salary, the amount of which to be determined at the Company’s sole discretion. Annual target bonus payouts are based on both individual and Company performance, and will be paid in accordance with the Company’s bonus distribution schedule.

(c)

You are eligible for a $500,000.00 sign-on bonus payment, subject to standard tax withholdings. This eligibility is contingent upon acceptance of the Change Healthcare Bonus Repayment Agreement, hereto attached as Annex A. For more information on the process, please contact your local Human Resources Representative.

Initial:

        (Company Rep)

  TL (Employee)

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

(d)

You are eligible for a $500,000.00 retention bonus payment, subject to standard tax withholdings, to be paid in March 2019. This eligibility is contingent upon acceptance of the Change Healthcare Bonus Repayment Agreement, hereto attached as Annex B. For more information on the process, please contact your local Human Resources Representative.

(e)

Equity: Contingent upon approval of the Change Healthcare, LLC (or related entity) Board of Directors, you will be eligible to receive an option to purchase 4,300 shares (the “Shares”) under the Change Healthcare, LLC (or related entity) Equity Incentive Plan (the “Equity Plan”). The Shares will be subject to the terms and conditions of the Equity Plan and the award agreement which you will be required to sign in order to participate in the equity plan.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be eligible for 16 Paid Time Off (PTO) days per calendar year consistent with the Company’s PTO Policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete your Benefits enrollment forms online. Benefits eligibility begins on the first of the month following your date of hire with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4. Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Company Protection Agreement in the form attached hereto as Annex A.

5. Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

6. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

Initial:

        (Company Rep)

  TL (Employee)

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

7. Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or non-competition agreement. You hereby agree to abide by the limitations on your conduct as set forth in any Agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

8. General Provisions.

(a)

Your employment is contingent upon successful completion of applicable screens, clearances, and reference checks. We would caution you not to resign any current employment until you have received notification of successful completion of all.

(b)

We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date. The Company participates in e-verify.

(c)	This offer letter and the terms of your employment will be governed by the laws of Tennessee, applicable to agreements made and to be performed entirely within such state.

(d)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(e)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this letter will be subject to applicable withholding taxes.

Initial:

        (Company Rep)

  TL (Employee)

The Registrant has requested confidential treatment of this draft registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Please acknowledge and confirm your acceptance of this letter by signing and returning one copy of this offer letter in its entirety to the Talent Acquisition Coordinator. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By
Michael Lee
Sr. Director, Executive Recruitment

OFFER ACCEPTANCE:

I accept the terms of my employment with Change Healthcare as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

/s/ Thomas Laur	Date: 1/31/2018

Initial:

        (Company Rep)

  TL (Employee)

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